Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte Appoints Patrick Machado, J.D. to Its Board of Directors

–Patrick Machado, Co-founder and Former Chief Business and Financial Officer of Medivation, Brings Significant Experience in Building Value in the Prostate Cancer Space  –

West Lafayette, Ind., Feb.  27, 2018 –  Endocyte, Inc. (NASDAQ Global Market:ECYT), a biopharmaceutical company developing targeted therapeutics for personalized cancer treatment, today announced the appointment of Patrick Machado, J.D. to its Board of Directors.

“Patrick brings tremendous strategic and operational experience to our Board, particularly in the prostate cancer space. He also has a notable track record of building extraordinary value in companies like Endocyte,” said Mike Sherman, president and CEO of Endocyte. “His experience will be particularly valuable as we execute the phase 3 VISION trial and begin to build the infrastructure and capabilities required for potential commercialization of 177Lu-PSMA-617.”

Mr. Machado is a seasoned biotech executive and experienced board member with more than 20 years of experience leading finance, business development, and legal functions. In addition to being a qualified financial and legal expert, he has a broad business background. Most recently, he was a co-founder, Chief Business Officer and Chief Financial Officer of Medivation, Inc., providing strong leadership in the development of XTANDI® and its successful commercial launch in prostate cancer. He served as a member of its Board of Directors until its acquisition by Pfizer in 2016. From 1998 to 2001, Mr. Machado worked with ProDuct Health, Inc. as senior vice president, chief financial officer and earlier as general counsel. Upon ProDuct Health’s acquisition by Cytyc Corporation, he served as a consultant to Cytyc to assist with transitional matters from 2001 to 2002. Earlier in his career, Mr. Machado worked for Morrison & Foerster LLP, an international law firm, and for the Massachusetts Supreme Judicial Court. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University.

Mr. Machado also serves as a member of the Board of Directors of public pharmaceutical companies Chimerix, Inc., Scynexis, Inc., and Adverum Biotechnologies, Inc.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section. Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the personalized treatment of cancer. The company's drug conjugation technology targets therapeutics and companion imaging agents specifically to the site of diseased cells. Endocyte's lead program is a prostate specific membrane antigen (PSMA)-targeted radioligand therapy, 177Lu-PSMA-617, entering phase 3 for metastatic castration resistant prostate cancer (mCRPC). Endocyte is also advancing its adaptor-controlled CAR T-cell therapy into the clinic in 2018, where it will be studied in osteosarcoma. For additional information, please visit Endocyte's website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company's future development plans including those relating to the completion of pre-clinical development in preparation for possible future clinical trials and preparation for potential commercialization. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company or independent investigators may experience delays in the initiation or completion of clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from prior clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage pre-clinical data may not be indicative of subsequent data when expanded to additional pre-clinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for the technology; risks that expectations and estimates turn out to be incorrect, including estimates of the potential markets for the company’s product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.